Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of AVEO Pharmaceuticals, Inc. for the registration of 37,095,777 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2016, with respect to the consolidated financial statements of AVEO Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of AVEO Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 13, 2016